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                                                                    EXHIBIT 4.12

                            WESTERN WIND ENERGY CORP.

                             2003 STOCK OPTION PLAN

                        Dated for Reference July 23, 2003

1.   PURPOSE

1.1 The purpose of this stock option plan (the "Stock Option Plan") is to authorize the grant to directors, officers, employees and other service providers of Western Wind Energy Corp. ("Western Wind") incentive stock options to purchase common shares in the capital of Western Wind and thus benefit Western Wind. This will allow Western Wind to attract, retain and motivate service providers by providing them with the opportunity, through share options, to acquire an increased proprietary interest in Western Wind.

2.       INTERPRETATION


2.1 In this Stock Option Plan, in addition to terms which are parenthetically defined, the following terms shall have the following meanings respectively:

         (a) "Associate" has the meaning ascribed thereto in the Securities Act (British Columbia);

         (b)      "Board" means the board of directors of Western Wind;

         (c)      "Common Shares" means common shares in the capital of Western
                  Wind;

         (d) "Consultant" means, in relation to Western Wind or its Subsidiaries, an individual or Consultant Company, other than an Employee or a Director of Western Wind, that:



                  (i) is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to Western Wind or a Subsidiary of Western Wind, other than services provided in relation to a distribution;

                  (ii) provides the services under a written contract between Western Wind or a Subsidiary of Western Wind and the individual or the Consultant Company;

                  (iii) in the reasonable opinion of Western Wind, spends or will spend a significant amount of time and attention on the affairs and business of Western Wind or a Subsidiary of Western Wind; and

                  (iv) has a relationship with Western Wind or a Subsidiary of Western Wind that enables the individual to be knowledgeable about the business and affairs of Western Wind;

         (e) "Consultant Company" means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

         (f) "Director" means a director or senior officer of Western Wind or its Subsidiaries;
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         (g)      "Eligible Optionee" means:

                  (i) a Director or Employee of Western Wind or its Subsidiaries;

                  (ii)     a Consultant; or

                  (iii)    a Management Company Employee

                  provided an exemption from the registration and prospectus requirements under the applicable securities legislation is available to Western Wind;

         (h)      "Employee" means:

                  (i) an individual who is considered an employee of Western Wind or its Subsidiaries under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

                  (ii) an individual who works full-time for Western Wind or its Subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by Western Wind over the details and methods of work as an employee of Western Wind, but for whom income tax deductions are not made at source; or

                  (iii) an individual who works for Western Wind or its Subsidiaries on an continuing and regular basis for a minimum amount of time per week providing services normally provide by an employee and who is subject to the same control and direction by Western Wind over the details and methods of work as an employee of Western Wind, but for whom income tax deductions are not made at source;

         (i) "Exchange" means the TSX Venture Exchange, provided that if the Common Shares are not at the relevant time listed and posted for trading on the TSX Venture Exchange, "Exchange" shall mean such stock exchange or quotation system on which the Common Shares are then listed or quoted as may be selected by the Board;

         (j)      "Exchange Policies" means the policies of the Exchange;

         (k) "Existing Options" means stock options granted prior to July 23, 2003 pursuant to the Former Plan or prior to implementation of the Former Plan which have not been exercised or cancelled;

         (l) "Expiry Date" of an Option means the day on which an Option lapses;

         (m) "Former Plan" means Western Wind's stock option plan dated for reference June 18, 2002;

         (n)      "Insider" has the meaning ascribed thereto in the Exchange
                  Policies;

         (o) "Investor Relations Activities" has the meaning ascribed thereto in the Exchange Policies;

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         (p)      "Management Company Employee" means an individual employed by a person providing management services to Western Wind or its Subsidiaries, which are required for the ongoing successful operation of the business enterprise of Western Wind, but excluding a person engaged in Investor Relations Activities;

         (q) "Option" means a stock option granted pursuant to the Stock Option Plan;

         (r) "Optionee" means an individual to whom an Option is granted by Western Wind under this Stock Option Plan;

         (s) "Outstanding Issue" means the number of Common Shares which are issued and outstanding as of a particular time, on a non-diluted basis;

         (t) "Reserved for Issuance" at any particular time refers to Common Shares which may be issued in the future upon the exercise of Options and Existing Options which are outstanding at that time; and

         (u) "Subsidiary" has the meaning ascribed thereto in the Company Act (British Columbia).

3.       ADMINISTRATION


3.1 The Stock Option Plan shall be administered by the Board. Options to purchase unissued Common Shares may be granted from time to time under this Stock Option Plan by the Board only to Eligible Optionees.

3.2 Subject to the provisions hereof, the Board shall have full and final authority to determine whether and when Options are to be granted, to determine which Eligible Optionees are to be granted Options under the Stock Option Plan, the number of shares subject to each Option, and all other terms and conditions applicable to each Option.

3.3 For every grant of stock options to Employees, Consultants or Management Company Employees, Western Wind shall represent that the Optionee is a bona fide Employee, Consultant or Management Company Employee of Western Wind or its Subsidiaries, as the case may be.

4.       SHARES SUBJECT TO PLAN

4.1 Subject to adjustment under the provisions of paragraph 14 hereof, the aggregate number of Common Shares which may be issued and sold under the Stock Option Plan, together with the number of Common Shares issued after July 23, 2003 pursuant to the exercise of Existing Options, will not exceed 2,110,930 Common Shares.

4.2 If any Common Shares cannot be issued to any Optionee for whatever reason, the obligation of Western Wind to issue such Common Shares shall terminate and any option exercise price paid to Western Wind shall be returned to the Optionee. Common Shares in respect of which Options or Existing Options have expired unexercised shall be available for subsequent Options granted under the Stock Option Plan.

4.3 No fractional shares may be issued or purchased under the Stock Option Plan. If Options are surrendered, terminated or expire in accordance with the terms of the Stock Option Plan without
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         being exercised, new Options may be granted covering Common Shares not purchased under such lapsed Options.

4.4 All Existing Options which are outstanding as of the date of adoption of the Stock Option Plan shall thereafter be governed by the Stock Option Plan.

5.       GRANT LIMITATIONS

5.1 Options granted under the Stock Option Plan will be subject to the following limitations:

         (a) the number of Common Shares reserved for issuance to holders of Options or Existing Options who are Insiders at the time of the particular grant may not exceed 20% of the Outstanding Issue at the time of such grant;

         (b) the number of Options granted within a 12 month period to Optionees who are Insiders at the time of issuance, may not exceed 20% of the Outstanding Issue at the time of such grant;

         (c) the number of Options granted to any one Optionee within any 12 month period may not exceed 5% of the Outstanding Issue at the time of such grant;

         (d) the number of Options granted to any one Consultant in any 12 month period may not exceed 2% of the Outstanding Issue;

         (e) the aggregate number of Options granted to persons employed to provide Investor Relations Activities in any 12 month period may not exceed 2% of the Outstanding Issue; and

         (f) the aggregate number of Options granted to an Employee conducting Investor Relations Activities in any 12 month period may not exceed 2% of the Outstanding Issue.

6.       PRICE

6.1 The option price of any Common Share in respect of which an Option may be granted under the Stock Option Plan shall be fixed by the Board but shall be not less than the minimum price permitted by the Exchange. The Board may determine that the option price per Common Share may escalate at a specified rate dependent upon the year in which any Option to purchase Common Shares may be exercised by the Optionee.

6.2 Disinterested Shareholder approval will be obtained for any reduction in the exercise price if the Optionee is an Insider of Western Wind at the time of the proposed amendment.

7.       PERIOD OF OPTION AND RIGHTS TO EXERCISE

7.1 Subject to the provisions of this paragraph 7.1 and paragraphs 8, 9, 10 and 11 below, Options will be exercisable in whole or in part, and from time to time, during the currency thereof. Options shall not be granted for a term exceeding five years. The Common Shares to be purchased upon the exercise of any Option ("Option Shares") shall be paid for in full at the time
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         of such exercise. Except as provided in paragraphs 9 and 10 below, no
         Option may be exercised unless the optionee is at the time of exercise an Eligible Optionee.

8.       VESTING RESTRICTIONS

8.1 The vesting periods for all Options granted pursuant to this Stock Option Plan will be determined at the discretion of the Board at the time of the grant in accordance with the policies of the Exchange.

8.2 If the Board determines with respect to an Optionee that is desirable to alter the vesting periods of any particular Option, it may fix the vesting of that Option before or after its grant in such manner as it determines in its discretion.

8.3      If a bona fide offer (an "Offer"):


         (a) is made to all shareholders of Western Wind for Common Shares, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of Western Wind, within the meaning of subsection 1(1) of the Securities Act (British Columbia);

         (b) is made for all or substantially all of the assets of Western Wind (as such concept is interpreted under the Company Act (British Columbia); or

         (c) is made for a proposed transaction which a majority of the Board determines is reasonably likely to have a similar effect as either of the transactions referred to in subparagraph (a) or (b) above;

         then Western Wind shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon, notwithstanding that such Option may not be fully vested at such time, such Option shall become vested immediately, and such Options may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender or to vote, as applicable, the Option Shares received upon such exercise, pursuant to the Offer. If:

         (d)      the Offer is not completed within the time specified therein;

         (e) the Optionee does not tender the Option Shares pursuant to the Offer, if applicable;

         (f) all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof; or

         (g) the sale or reorganization does not close in accordance with its terms,

         then the Option Shares received upon such exercise, or in the case of clause (f) above, the Option Shares that are not taken up and paid for, shall be returned by the Optionee to Western Wind and reinstated as authorized but unissued Common Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become vested pursuant to paragraph 8.1 shall be reinstated. If any Option Shares are returned to Western Wind under this paragraph 8.3, Western Wind shall immediately refund the exercise price to the Optionee for such Option Shares. In no event shall the Optionee be entitled to sell the Option Shares otherwise than pursuant to the Offer (in the
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         case of an Offer pursuant to paragraph 8.3(a) hereof) or to sell the
         Option Shares prior to the closing of any transaction (in the case of an Offer pursuant to paragraph 8.3(b) or (c) hereof).

9.       CESSATION OF PROVISION OF SERVICES

9.1 If any Optionee ceases to be an Eligible Optionee for any reason (except as otherwise provided in paragraphs 10 and 11 or for cause) the Optionee may, but only within the period of thirty days after such cessation and in no event after the Expiry Date of the Optionee's Option, exercise the Optionee's Option.

9.2 If an Optionee ceases to be an Eligible Optionee for cause, no Option held by such Optionee may be exercised following the date on which such Optionee ceases to be an Eligible Optionee.

9.3 An Optionee ceases to be an Eligible Optionee if his or her employment has been terminated by Western Wind or a Subsidiary of Western Wind:

         (a)      other than for cause, either:

                  (i) on the day specified by Western Wind or such Subsidiary in writing to the Eligible Optionee as being the last day on which the Eligible Optionee is to report for work for Western Wind or a Subsidiary of Western Wind; or

                  (ii) if such Eligible Optionee is given pay in lieu of advance notice of a pending effective date of termination, on the day on which such notice of termination is given in writing by Western Wind or such Subsidiary to the Eligible Optionee and

         (b) for cause, on the day on which the notice of termination was given.

10.      DEATH OF OPTIONEE

10.1 If an Optionee ceases to be an Eligible Optionee by reason of death of the Optionee during the currency of the Optionee's Option, any Option theretofore granted to the Optionee shall be exercisable by the Optionee's legal personal representative within, but only within, the period of one year after the Optionee's death, and in no event after the expiry date of the Option. Before expiry of an Option under this paragraph 10, Western Wind shall notify the Optionee's legal personal representative in writing of such expiry.

11.      EXTENSION OF OPTION

11.1 Notwithstanding the provisions of paragraphs 9 and 10, the Board may extend the period of time within which an Option held by an Optionee who has ceased to be an Eligible Optionee may be exercised, but such an extension shall not be granted beyond the original Expiry Date of the Option. Any extensions of Options granted under this Stock Option Plan are subject to applicable regulatory approval.
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12.      GRANT OF MULTIPLE OPTIONS

12.1 The grant of an Option to any Eligible Optionee shall not prevent the Board from granting further Options to the same Eligible Optionee and any such further grant of an Option shall, for the purposes of paragraph 3, be treated as a separate Option.

13.      NON-TRANSFERABILITY OF OPTIONS

13.1 No Option granted under the Stock Option Plan shall be transferable or assignable by an Optionee, or subject to any other alienation, sale, pledge or encumbrance, otherwise than by will or by the laws of descent and distribution, and, therefore, such Option shall be exercisable, during an Optionee's lifetime, only by the Optionee.

14.      ADJUSTMENTS IN SHARES SUBJECT TO PLAN

14.1 Following the date an Option is granted, the exercise price for and the number of Option Shares which are subject to an Option will be adjusted, with respect to the then unexercised portion thereof, in the events and in accordance with the provisions and rules set out in this section 14, with the intent that the rights of Optionees under their Options are, to the extent possible, preserved notwithstanding the occurrence of such events. Any dispute that arises at any time with respect to any adjustment pursuant to such provisions and rules will be conclusively determined by the Board, and any such determination will be binding on Western Wind, the Optionee and all other affected parties.

14.2 If the outstanding Common Shares are changed into or exchanged for a different number of shares or into or for other securities of Western Wind or securities of another company or entity, whether through an arrangement, amalgamation or other similar procedure or otherwise, or a share recapitalization, subdivision or consolidation, then on each exercise of the Option which occurs following such events, for each Option Share for which the Option is exercised, the Optionee shall instead receive the number and kind of shares or other securities of Western Wind or other company into which such Option Share would have been changed or for which such Option Share would have been exchanged if it had been outstanding on the date of such event and the exercise price will be similarly adjusted so that the aggregate price to exercise the Option is preserved.

14.3 If the outstanding Common Shares are changed into or exchanged for a different number of shares or into or for other securities of Western Wind or securities of another company or entity, in a manner other than as specified in subsection 14.2 , then the Board, in its sole discretion, may make such adjustment to the securities to be issued pursuant to any exercise of the Option and the exercise price to be paid for each such security following such event as the Board in its sole and absolute discretion determines to be equitable to give effect to the principle described in subsection 14.1, and such adjustments shall be effective and binding upon Western Wind and the Optionee for all purposes.
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15.      AMENDMENT OF THE PLAN

15.1 Subject to the prior approval of the Exchange and/or any other applicable regulatory authority, the Board may at any time amend or terminate the Stock Option Plan or supersede and replace the Stock Option Plan with a new stock option plan (a "New Plan"). In the event that a New Plan is adopted in place of the Stock Option Plan, such New Plan may provide that all Options granted under the Stock Option Plan which are outstanding as of the date of adoption of the New Plan shall thereafter be governed by the New Plan. Provided, however, that no amendment of the Stock Option Plan, or termination of the Stock Option Plan and adoption of a New Plan, may adversely affect the rights under any Option granted prior to such action without the consent of the Optionee.

16.      EFFECTIVE DATE OF THE PLAN

16.1 This Stock Option Plan will become effective on the receipt of both regulatory approval and shareholder approval.

17.      EVIDENCE OF OPTIONS

17.1 A written agreement will be entered into between Western Wind and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to Option, the exercise price, provisions as to vesting (if any) and the expiry date, and any other terms approved by the Board, all in accordance with the provisions of this Stock Option Plan. The agreement will be in such form as the Board may from time to time approve, or authorize the officers of Western Wind to enter into, and may contain such terms as may be considered necessary in order that the Option will comply with this Stock Option Plan and any regulatory body having jurisdiction over Western Wind.

18.      EXERCISE OF OPTION

18.1 Subject to the provisions of the Stock Option Plan and the particular Option, an Option may be exercised from time to time by delivering to Western Wind at its registered office a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment for the full amount of the purchase price of the Common Shares then being purchased.

18.2 The full purchase price of Common Shares purchased under the Option must be paid in lawful money of Canada or by certified cheque made payable to Western Wind.

18.3 Upon receipt of a treasury order of an authorized officer directing the issue of Common Shares purchased under the Stock Option Plan, the transfer agent is authorized and directed to issue and countersign share certificates for the Option Shares in the name of such Optionee or the Optionee's legal personal representative or as may be directed in writing by the Optionee's legal personal representative.
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19.      RIGHTS PRIOR TO EXERCISE

19.1 An Optionee shall have no rights whatsoever as a shareholder in respect of any of the Option Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Option Shares in respect of which the optionee shall have exercised the Option to purchase hereunder and which the Optionee shall have actually taken up and paid for.

20.      GOVERNING LAW

20.1 This Stock Option Plan shall be construed in accordance with and be governed by the laws of the Province of British Columbia and shall be deemed to have been made in said Province, and shall be in accordance with all applicable securities laws.

21.      EXPIRY OF OPTION

21.1 On the expiry date of any Option granted under the Stock Option Plan, and subject to any extension of such expiry date permitted in accordance with the Stock Option Plan, such Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Option Shares in respect of which the Option has not been exercised.

22.      APPROVAL


22.1 The Stock Option Plan has been approved by the Board effective as of July 23, 2003.